            [LETTERHEAD OF KAISER ENGINEERS PTY. LTD. APPEARS HERE]

                                 June 1, 1999


Mr. Richard A. Leupen
Kaiser Engineers Australia Pty. Ltd.
250 St. George's Terrace
6th Floor, QV1 Bldg.
Perth, WA 6000
Australia

      Re: Employment Arrangements

Dear Richard:

      This letter supplements the existing arrangements between you and Kaiser Engineers Pty. Ltd. (the "Company"), Kaiser Engineers Australia Pty. Ltd. and ICF Pty. Ltd. (all three collectively referred to as the "Companies"). This letter is to confirm that the terms and conditions applicable to your employment shall be as set forth in this letter and, except to the extent specifically set forth in this letter, in the following attachments:

      Attachment I -    Australian Employment Provisions

      Attachment II -   Local Employment Provisions

      Attachment III -  Agreement on Ideas, Inventions and Confidential
                        Information

      Notwithstanding the foregoing or any term or condition found in Attachments I, II and III, your titles, responsibilities and obligations, salary, bonus opportunities and employment arrangements shall be as follows (with all amounts expressed in U.S. Dollars):

      1.   Titles - You shall serve as an Executive Chairman and Chief
           ------
      Executive Officer of the Companies, reporting to the President and Chief Executive Officer of ICF Kaiser

Mr. Richard A. Leupen
June 1, 1999
Page 2

      International, Inc. ("Kaiser"). In addition, you shall hold the titles of Executive Vice President and President, International Operations, of Kaiser.

      2.   Term - This letter is not intended to affect the term of the
           ----
      employment arrangements provided for in Attachments I and II and applicable Australian law. Paragraph 3 contemplates an annual review in June of each year, but does not result in your employment arrangements having a one-year term.

      3.   Salary Package - You shall be entitled to a base salary at the rate
           --------------
      of $260,000 per year through June 1, 2000, in installments in accordance with the Company's regular practice for compensating executive personnel. Thereafter the amount of your base compensation shall be subject to adjustment as recommended by the Compensation and Human Resources Committee of Kaiser's Board (the "Compensation Committee").

      4.   Annual Incentive Bonus - During the period ending June 30, 2000,
           ----------------------
      you are entitled to an incentive bonus in an amount not to exceed $130,000 (representing a bonus opportunity equal to 50% of your initial annual base salary that is contingent on satisfaction of operational objectives) payable at the time and contingent upon the extent to which Kaiser achieves specified objectives set forth in Attachment IV. In subsequent years you will be entitled to a bonus opportunity as set by the Compensation Committee in its discretion.

      5.   Retention Bonus - You shall be entitled to a retention bonus in the
           ---------------
      amount of $25,000, payable on December 31, 1999, provided you are still employed with the Company on December 31, 1999. You will be entitled to a second retention bonus in the amount of $25,000, payable on May 1, 2000, provided you are still employed with the Company on May 1, 2000.

      6.   Termination -
           -----------

            (a) Subject to Attachments I and II and applicable Australian law, upon 90 days' prior written notice the Companies may terminate your employment, with or without "cause," as defined in paragraph 6(f) below. Upon 90 days' prior written notice you may terminate your employment, with or without "good reason", as defined in paragraph 6(e) below. Upon termination of your employment for any reason, the Company shall:

            (i)    pay to you any unpaid salary through the date of termination;

            (ii) pay to you any unpaid bonus payments earned through the date of termination under the terms of applicable bonus arrangements; and

Mr. Richard A. Leupen
June 1, 1999
Page 3

            (iii) provide to or for your benefit the benefits, if any, otherwise expressly provided under this letter and the Attachments.

      Any payments under this paragraph 6 that are to be made in connection with the termination of your employment will be paid in cash (with deduction of such amounts as may be required to be withheld under applicable Australian law and regulations) within ten business days of your termination of employment. All other compensation and employment benefit arrangements provided for in this letter and the Attachments shall cease upon termination of employment except to the extent required by law or otherwise expressly provided by such arrangement. You hereby agree that you shall not under any circumstances be entitled to benefits under Kaiser's Senior Executive Officer's Severance Plan as in effect on the date hereof notwithstanding anything to the contrary herein or under the terms of such plan, and you hereby release any claims for benefits under such plan.

            (b) In the event the Companies terminate your employment without "cause" or you terminate your employment for "good reason," then, in addition to the benefits provided for under paragraphs 6(a)(i) and
      (a)(ii), the Companies shall pay to you a severance payment equal to your annual basis salary. In addition, all unvested stock options and any other equity-based compensation arrangements will vest in full on the effective date of such termination and all vested stock options shall be exercisable for the shorter of one (1) year from the date of such termination and until they expire in accordance with their original maximum term.

            (c) In the event the Companies terminate your employment for "cause", then, in addition to the benefits provided for under paragraphs 6(a)(i) and 6(a)(ii), all unvested stock options and any other equity-based compensation arrangements shall be terminated and all vested stock options shall be exercisable for the shorter of thirty (30) days from the date of such termination and until they expire in accordance with their original maximum term.

            (d) In the event you terminate your employment without "good reason," then, in addition to the benefits provided under paragraphs 6(a)(i) and 6(a)(ii), all unvested stock options and any other equity-based compensation arrangements shall be terminated and all vested stock options shall be exercisable for the shorter of thirty (30) days from the date of such termination and until they expire in accordance with their original maximum term.

            (e) For the purposes of this letter agreement, you shall be considered to have "good reason" to terminate your employment if without your express written consent (i) your responsibilities are substantially reduced (except in connection with the termination of your employment voluntarily by you or by the Companies for "cause") (ii) your annual base salary is reduced, or (iii) your office is relocated anywhere other than within fifty (50) mile radius of your office in Perth, Australia.

            (f) For purposes of this letter agreement, the Companies shall have "cause" to terminate your employment hereunder upon (i) your continued, willful and deliberate failure to perform your duties in a manner substantially consistent with the manner prescribed by the Board or the Chief Executive Officer of Kaiser (other than any such failure resulting from your incapacity due to physical or mental illness), (ii) your engaging in misconduct materially and demonstrably injurious to the Companies, or (iii) your conviction of commission of a felony, whether or not such felony was committed in connection with the Companies' business.

      7.   Certain Benefits - In addition to the benefits contemplated by the
           ----------------
      Attachments, you shall continue to be provided with a home telephone and facsimile machine in accordance with current practice. You shall be entitled to medical benefits in accordance with the Companies' practice in Australia with respect to executive personnel. While employed by the Companies in a position, and at a salary, comparable to those contemplated by this letter, you shall also be entitled to the payment of $16,000 each year into the Companies' superannuation plan in addition to the amounts otherwise payable into such plan on your behalf.

      8.   Corporation's Consent - References in Attachment I to taking actions
           ---------------------
      with the agreement, approval or consent of the President, International Operations, of Kaiser shall be deemed to require the agreement, approval or consent of the President and Chief Executive Officer of Kaiser.

      The base salary, bonus and benefits provided for in paragraphs 1, 3 and 7 above are provided in lieu of any amounts described in Section D of Attachment II, and the retention bonus provided in paragraph 5 above is provided in lieu of any option grant described in Section F of Attachment II (but you shall be entitled to retain any previously granted options in accordance with their terms). Paragraphs D and F of Attachment II shall be inoperative and are hereby terminated.

Mr. Richard A. Leupen
June 1, 1999
Page 5

        The arrangements set forth in this letter shall be effective as of June 1, 1999. Your signature on this letter will signify your understanding and acceptance of the terms and conditions as set forth in this letter agreement and in Attachments I, II, III and IV. Your acceptance confirms that this letter agreement and the Attachments constitute the entire agreement, and terminate and supersede all prior offers or arrangements, of the parties hereto relating to your employment with and compensation and benefits from the Companies and Kaiser or any of its affiliates, and that there are no written or oral terms or representations made by either party other than those contained here.

                                Yours truly,

                                KAISER ENGINEERS PTY. LTD.

                                by Kaiser Engineers International, Inc. and
                                Kaiser Engineers and Constructors, Inc.,
                                Shareholders


                                By:  /s/ James J. Maiwurm
                                    --------------------------------------
                                         James J. Maiwurm
                                         Chairman and Sole Director


Acknowledgement:  /s/ Richard A. Leupen
                 --------------------------
                      Richard A. Leupen

                         KAISER ENGINEERS PTY LIMITED

                       AUSTRALIAN EMPLOYMENT CONDITIONS

       Issued as Attachment I to Letter of Employment dated 27 July 1995

A.   AREA OF OPERATION

     Unless otherwise advised in writing to the contrary, the provisions of this Attachment shall operate within the Commonwealth of Australia and its dependencies.

B.   HOURS OF WORK

     Your hours of work shall be those necessary to perform your duties. It is expected that you will attend and be available for consultation during the normal hours of business of the office to which you are assigned. Your salary is based on a 40 hour week. By acceptance of employment, individuals acknowledge that work in excess of the 40 hour week is performed without direct monetary compensation.

     When transferred, either permanently or on short term assignment conditions, from one location to another, you will be expected to work the standard hours of business at the new location.

C.   PUBLIC HOLIDAYS

     Employees shall observe the public holidays gazetted for their permanent or short term assignment location.

     Employees on business trips may be required to work on days gazetted as public holidays at their home base.

     At some assignment locations, local holidays may be substituted in lieu of gazetted holidays.

D.   SALARY

     The current salary review program provides for a general merit and economic review each January and June.

E.   ANNUAL LEAVE

     You are entitled to four (4) weeks Annual Leave after each 12 months continuous service.

     You may take pro rata Annual Leave prior to the completion of any period of 12 months continuous service, provided leave so taken does not exceed the pro rata leave accrued, except where the written agreement of the President, IOG is obtained for you to take leave earlier.

     Any absence on approved leave shall count as continuous service except where we notify you in writing to the contrary (e.g. during extended periods of leave without pay).

     Annual Leave should be taken within 12 months of it falling due and at a time mutually agreeable to yourself and the President, International Operations Group of ICF Kaiser International, Inc. (IOG).

     Annual Leave generally should be taken in not more than two (2) periods, one of which should be not less than three (3) consecutive weeks.

     Unused Annual Leave and pro rata Annual Leave shall be paid to you on termination at your then current base rate of salary.

     Accrued but unused Annual Leave will be transferred to your credit, irrespective of assignment or location, but no payment shall be made in lieu of taking leave at any time during your employment.

F.   SICK LEAVE

     You shall be credited with two weeks Sick Leave at the beginning of each year of employment.

     Sick Leave may be granted over and above these benefits at the discretion of the Company. Any unused portion of Sick Leave shall accumulate from year to year.

     In claiming Sick Leave, the onus of proof rests with you and documentary proof of sickness may be requested.

     If you fall ill during periods of Annual Leave, you may apply to have such period of time debited to your Sick Leave accrual balance and recredited to Annual Leave.

G.   LONG SERVICE LEAVE

     The Long Service Leave provisions of the State in which you are employed shall apply, except where service has been performed in more than one State. In such cases all relevant documents will need to be reviewed to determine which shall apply.

H.   OTHER LEAVE

     Other types of special leave, both with and without pay are available under certain conditions (e.g. Military Leave, Paternity Leave). The details of these benefits may be obtained from your Human Resources Department representatives.

I.   CONTRACT OF SERVICE

     Subject to the next paragraph of this Section I, your contract of employment may be terminated by either party's giving to the other not less than three (3) months' written notice or by the Companies' giving you three
     (3) months' pay in lieu of notice.

     During the first year of your employment, the Companies shall not be entitled to terminate your contract of employment other than by reason of serious misconduct or incapacity on your part. During the second year of your employment, the Companies may terminate your contract of employment by giving you six months' written notice or such lesser period of notice specifying a termination date not earlier than the second anniversary of your date of commencement (provided always that such period is not less than three months), except in the event of serious misconduct or incapacity on your part, in which case the provisions of the first paragraph of this
     Section I shall apply.

J.   NOT USED

K.   SUPERANNUATION

     You are eligible for membership of the Company's Superannuation Plan - Accumulation Category immediately upon commencement. The Company automatically provides superannuation support to this Plan on behalf of the member in accordance with the provisions of the Superannuation Guarantee Charge Act. Entitlements to membership of this Plan shall not be affected by change in assignment or location. The provisions of the Plan are outlined in the attached Member Booklet.

     Alternatively, the Company will make Superannuation Guarantee Charge and any voluntary contribution superannuation payments (by salary sacrifice or otherwise as agreed with you from time to time) to a superannuation fund of your choice.

L.   HEALTH INSURANCE BENEFITS

     The Company will contribute up to A$650.00 per annual towards your and your family's health insurance with a health fund of your choice.

M.   MEDICALS

     You may be required to take medical examinations to comply with legislative or Company requirements at commencement or during the term of your assignment.

N.   CONFIDENTIALITY AGREEMENT

     You are required to sign the confidentiality agreement in Attachment III to comply with Company policy and to give effect to this contract.

     You may also be required to sign additional documents of a similar nature relating to specific projects in accordance with client requirements.

O.   MOTOR VEHICLE

     For insurance reasons, if you are required to drive a Company supplied vehicle, you must hold a valid motor vehicle driver's license issued by the State or Territory in which your assignment is located.

P.   INTERPRETATION

     Unless expressly stated to the contrary, interpretations of these Employment conditions and associated Assignment Provisions shall be made by the President, IOG in accordance with the laws of Western Australia.

                         KAISER ENGINEERS PTY LIMITED
                          LOCAL EMPLOYMENT PROVISIONS

                                 PERTH OFFICE

      Issued as Attachment II to Letter of Employment dated 27 July 1995


CONTENTS
--------

CONDITIONS

A.   AREA AND SCOPE OF OPERATION
B.   DEFINITIONS
C.   STANDARD WORK WEEK
D.   COMPENSATION
E.   MOTOR VEHICLES
F.   RELOCATION ASSISTANCE
G.   HOLIDAYS
H.   OCCUPATIONAL HEALTH AND SAFETY
I.   QUALITY MANAGEMENT

A.   AREA AND SCOPE OF OPERATION

     Unless otherwise advised in writing to the contrary, the provisions of this Attachment shall apply to working time expended whilst based in the Perth Office.

     These provisions should be read and/or applied in conjunction with your Employment Conditions and administrative practices applicable to employees of Kaiser Engineers Pty Limited.

B.   DEFINITIONS

     .    Business Trip

          A work related trip for a period which is normally anticipated to be less than 60 calendar days.

     .    Short-term Assignment

          Assignment to a location for a period anticipated to be more than 60 calendar days but not greater than 183 calendar days in duration

     .    Permanent Assignment

          Assignment to a location for a period greater than 183 calendar days will be regarded as a Permanent Assignment.

     .    Total Compensation Rate

          The remuneration you would receive for working the rostered ordinary hours being the Salary Package, plus Location Allowance, if applicable.

     .    Salary Package

          The remuneration you would receive for working the rostered ordinary hours exclusive of the Location Allowance.

     .    Base Salary Rate

          The remuneration you would receive for working the rostered ordinary hours exclusive of all allowances.

C.   STANDARD WORK WEEK

     In Perth, the standard hours of business of the office are between 8:00 a.m. and 5:00 p.m. Monday to Friday and one hour is provided for lunch, between 12 noon and 1:00 p.m.

D.   COMPENSATION AND ALLOWANCES SUMMARY

     The Salary Package offered is A$220,000 per annum. You will also be provided with a fully-maintained motor vehicle within a price range of A$55,000 to A$80,000 or a novated or other lease arrangement to an equivalent value and superannuation and medical benefits. In addition, the Company will pay for the installation and maintenance at your specified residence of a telephone and facsimile machine for business purposes. You will also be supplied, at the Company's cost, with a mobile telephone for business calls.

     The following summary is based on Terms and Conditions of Employment to Perth, Western Australia, as at the date of Employment.

                                                                      Per Month
                                                                           $.
     SALARY
     ------

     Base Salary                                                      18,333.33

     Other Allowances                                                       NIL

     Salary Package/Total Compensation Rate                           18,333.33

     In addition, you will be eligible for a results-based performance bonus of A$0 to A$80,000, pro-rated for the current fiscal year. The intent of the bonus scheme is to share real and achieved monetary benefits received from clients for superior project performance by the Company with key personnel at Project Manager or above level to reflect exceptional personal performance. Bonuses are granted only to the extent that the Company has generated sufficient profits and are granted only to those officers/senior staff whose performance throughout the year is rated outstanding. Bonus ranges indicate the minimum and maximum value of bonus awards. Bonus awards may be comprised of cash, stock, and/or stock options at the discretion of the President, IOG. It is corporate policy to make bonus payments only to eligible staff who are employed within the ICF Kaiser International, Inc. group of compensation when bonuses are distributed. The amount of bonus paid, if any, will depend upon your individual performance, particularly as measured by the level of accomplishment of your agreed objectives.

E.   MOTOR VEHICLES

     The Company will provide you with a fully maintained motor vehicle in the price range A$55,000 to A$80,000. You will have the option to use salary sacrifice and a novated lease (or equivalent) arrangement, should you request a vehicle in excess of that price range, upon terms and conditions to be agreed with the President, IOG.

F.   OPTION TO PURCHASE SHARES

     You will be granted ten thousand (10,000) options to purchase ICF Kaiser International, Inc. Common Stock as soon as practicable after commencement, with a term of 4-1/4 years from the date of grant, a strike price equal to the average of the closing prices of the 20 trading days immediately preceding the date of grant, and vesting 25% on each anniversary of the date of grant provided that you remain in the employ of a company within the ICF Kaiser International, Inc. group of companies. Should your employment with the Companies terminate for any reason during the first four years of the term of these options, those options which have vested before your termination will remain exercisable for ninety (90) days after your termination.

G.   HOLIDAYS

     Public holidays gazetted for Perth, Western Australia are:

          New Year's Day
          Australia Day
          Labour Day
          Good Friday
          Easter Monday
          Anzac Day
          Foundation Day
          Queen's Birthday
          Christmas Day
          Boxing Day

     Where a Public Holiday falls during a period of Annual Leave one working day shall be added to that period of leave.

H.   OCCUPATIONAL HEALTH AND SAFETY

     Attached to this letter is a copy of the Health and Safety Policy for the Company. Your position with the Company embraces certain responsibilities that are fundamental to the ability of the Company to attain its stated safety goals, therefore you should read and understand this policy as it is a condition of employment that you fully support the statement contained therein.

I.   QUALITY STATEMENT

     Attached to this letter is a copy of the Quality Policy Statement for the Company. Procedures are in place to ensure our quality standards are maintained and your active participation in our Quality Management Programme is required.

                                                                  ATTACHMENT III


                        ICF KAISER INTERNATIONAL, INC.

                      AGREEMENT ON IDEAS, INVENTIONS AND

                           CONFIDENTIAL INFORMATION


To induce ICF Kaiser International, Inc. and/or its subsidiary companies (collectively, the Company) to employ me or to continue to lease my services and in consideration of the Company's leasing of said services, I agree as follows:

1. This Agreement covers all information concerning data processing, technical, engineering, administrative, management, financial or marketing activities (such as specifications, procedures, software, programs, techniques, plans and procedures, information processing, processes, business plans, marketing plans and strategies, customer names, employee data, and cost and financial data) and physical embodiments of such information (such as drawings, specification sheets, schematics, flow charts, logic diagrams, graphs, procedural diagrams, recording media for machine information processing systems, documentation, contracts, reports, customer lists of potential or current customers, manuals, proposals, maps, work sheets, printouts, employment records pertaining to employees other than myself, correspondence, forms, check lists, samples and any other written expressions fixed in any tangible material).

2. I understand that all items of information listed in paragraph 1 are valuable trade secrets for which the Company has expended and will expend considerable sums to protect and which I must hold in trust and strictest confidence for the exclusive purpose of performing my assigned duties and fulfilling my responsibilities to the Company.

3. I understand that the Company claims copyright on all items listed in paragraph 1 and that the Company, when appropriate, will register or has registered such items with the relevant authority.

4. Both during and after my employment by the Company, I will not disclose or deliver to anyone, whether employed by or outside the Company, except as authorized by the Company, or use in any way other than in the Company's business, any information or material as defined in paragraph 1of this Agreement relating to the business of the Company (including information or material received by the Company from others) and intended by the Company to be kept in confidence by recipients of such information. My confidentiality obligations under paragraphs 2 and 4 of this Agreement shall not apply to any information that becomes generally known to the public by reason other than by breach of this Agreement.

5. I will not remove any material covered by paragraph 1 from the Company's premises or make any copies of such material, except for use in the Company's business. I will return to the Company all such material and copies at any times upon request of the Company and, in any event and without such a request, prior to the termination of my employment by the Company.

6. I will not disclose to the Company or use in the Company's business any information or material relating to the business of any third person and intended by that person not to be disclosed to the Company.

7. I hereby assign to the Company all of my right, title and interest in and to any inventions and ideas, patentable or not, that I make, conceive or develop, alone or with others, during the period of time in which I am employed by the Company and that relate in any way to the actual or prospective business of the Company.

8. I will disclose, promptly and on a regular basis, to the Company all inventions and ideas covered by paragraph 7 and I will, upon request, execute specific assignments and take any action that the Company may request to secure patents or otherwise secure its proprietary rights in such inventions or ideas.

9. I acknowledge that all writings including, without limitation, software program code, logic diagrams, engineering drawings, procedural diagrams and graphics or maps produced by me in the course of my work for the Company are works produced for hire and are the property of the Company, including, without limitation, any copyrights on these writings but, to the extent any writings may not, by operation of law or otherwise, be works made for hire. I hereby assign to the Company the ownership of copyright in such works, whether published or unpublished, and I agree to execute any further documents necessary to perfect the Company's title in any such works or copyrights therein at any time.

10. I will not submit any writing for publication or deliver any speech that contains any information relating to the business of the Company, unless I receive advance written clearance from an authorized representative of the Company.

11. I acknowledge that I am subject to immediate dismissal by the Company for any breach of this Agreement and that such a dismissal will not relieve me from my continuing obligations under this Agreement or from the imposition by a court of any judicial remedies, such as money damages or an injunction for such a breach.

12. This is my entire agreement with the Company with respect to its subject matter as of its date, superseding any prior negotiations and agreements. This Agreement may not be changed in any respect, except by a written agreement signed by both myself and an officer of the Company.


Signed:____________________                   Witness:___________________

___________________________                   ___________________________
  (Type or print full name)                     (Type or print full name)

Date:______________________

                                 ATTACHMENT IV

                        ICF Kaiser International, Inc.
                         Annual Incentive Bonus Terms

Name:     Richard A. Leupen

Title:    President, International and Executive Vice President

Overview:

 .    This Attachment A describes the annual incentive bonus plan in which the named executive will participate from 6/1/99 through 5/31/00.

 .    The executive's performance will be assessed against the following objectives as described in this Attachment A:

     -    Cost Savings
     -    EBITDA Improvement

COST SAVINGS
------------

Goal: $19 million in total Company cost savings, including $3 million in International operations cost savings, achieved between 3/31/99 and 11/30/99

Measurement:

Reduction in the annualized run rate of the Company's costs, exclusive of the costs associated with the discontinued operations of the EFM and Consulting Groups, as set forth in the financial statements of the Company as filed with the Securities and Exchange Commission and prepared in accordance with GAAP on a consistent basis, as compared to the annualized run rate of such costs for the quarter ended March 31, 1999.

Cost savings will be measured on three Measurement Dates as indicated below, and will be based on costs for the month ending on each of the three Measurement Dates. For purposes of measuring cost reductions, costs will be categorized as either direct (those incurred directly and solely for the benefit of a project) or indirect (those incurred for the general operations of the Company).

Direct Costs:

To reflect the fact that direct costs may increase as the business begins to prosper, direct cost reductions will be measured as follows:

Changes in direct subcontract and materials will be excluded from measurement. Changes in direct labor and fringe benefits will be measured based on the change in the relationship of such costs to service revenue.

                                 ATTACHMENT IV

                        ICF Kaiser International, Inc.
                         Annual Incentive Bonus Terms

Name:     Richard A. Leupen


     Example of Direct Cost Savings Calculation:

                                                                                  Annualized Rate
                                             Thru March 31, 1999                at Measurement Date
                                             ------------------          ---------------------------------
     Service revenue                             $     27,877                                 $   111,000

     Direct labor and fringe                           17,837                                      66,600

     Direct labor and fringe costs
       as a % of service  revenue                          64%                                         60%

     Improvement in gross margins                                                    4%

     Actual annual labor and fringe                                        $    66,600
                                                                           -----------
     Savings credit                                                        $     2,664
                                                                           ===========

Indirect Costs:

The measurement of indirect cost savings will be calculated from costs for the month ending on the Measurement Date, excluding any costs incurred prior to the Measurement Dates set forth below that were incurred to effect future cost reductions, such as severance, lease buyouts, litigation defense costs and settlements, employee retention incentives, and any other nonrecurring costs incurred outside the ordinary course of business for a non-troubled company (collectively, "Restructuring Costs").

Total annualized indirect costs as of the March 31, 1999 financial statements was $68,468 (none of which were Restructuring Costs).

     Example of Indirect Cost Savings Calculation:
     Indirect cost benchmark - March 31, 1999                     $ 68,468
     Total indirect costs incurred during
       measurement period                           $  5,000
       Less:  Restructuring Costs                       (500)
                                                    --------
     Adjusted indirect costs incurred during
       measurement period                           $  4,500
                                                    --------

     Annualized                                                   $ 54,000
                                                                  --------
     Savings from indirect costs                                  $ 14,468
                                                                  ========

                                 ATTACHMENT IV

                        ICF Kaiser International, Inc.
                         Annual Incentive Bonus Terms

Name:     Richard A. Leupen

Thus, under the foregoing two examples, "Cost Savings" (in thousands) for the month would equal $17,102, which is the sum of $2,664 (annualized direct cost savings) and $14,468 (annualized indirect cost savings).

Following each Measurement Date the executive shall submit to the Compensation and Human Resources Committee (the "Compensation Committee") a report showing the computation of Operating Cost savings in accordance with this Attachment A and the amount of bonus, if any, due with respect to the period ending on the Measurement Date.

Target Cost Savings Bonus:

        Total Company:             $ 13,000
        International Operations:  $ 52,000

Performance Measurement and Payout:

 .    Performance is measured on the three Measurement Dates shown below:

 .    At each Measurement Date, the actual bonus earned will be calculated by multiplying (i) the target bonus amounts for total Company and International operations, by (ii) the percentage (but not more than 100%) that actual cost savings achieved for the month ending on the Measurement Date bears to total target cost savings (i.e., $19 million and $3 million, respectively), by (iii) the appropriate timing incentive for the Measurement Date as specified in the table below. This amount will be reduced by the amount of any cost savings bonus earned at an earlier Measurement Date.

              Measurement Date                   Timing Incentive
              ----------------                   ----------------

                   7/31/99                             100%
                   9/30/99                              95%
                  11/30/99                              85%

 .    Incentive earned will be paid within 10 days after review of the computation of cost savings as of each Measurement Date by the Compensation Committee.

                                 ATTACHMENT IV

                        ICF Kaiser International, Inc.
                         Annual Incentive Bonus Terms

Name:     Richard A. Leupen

EBITDA IMPROVEMENT
------------------

Goal:  Annual run rate of $6 million of EBITDA (excluding Kaiser-Hill)

Target Incentive:  $65,000

Performance Measurement and Payout:

 .    Performance will be measured by comparing the Company's actual EBITDA annual run rate for the five months ending May 31, 2000 (excluding Kaiser-
     Hill), as reported in the Company's financial statements, to the EBITDA target of $6 million (excluding Kaiser-Hill).

 .    A minimum of 50% of the goal must be achieved to qualify for payment. If less than 50% of the goal is achieved, no EBITDA improvement incentive will be paid.

 .    The target incentive will be multiplied by the actual percentage (but not more than 100%) of EBITDA achieved as follows:

        Percentage Earned = Actual EBITDA
                            -------------
                             $6 million

 .    Up to 100% of target incentive can be earned.

 .    Following May 31, 2000, the executive shall submit to the Compensation
     Committee a report showing the computation of the amount of bonus, if any, due hereunder. Incentive earned will be paid within 10 days after review of the computation by the Compensation Committee.